Exhibit 6

                                OPTION AGREEMENT

         This Option Agreement (the "Agreement") is effective April 25, 2003 (the "Grant Date") between Softline Ltd., a South African company (the "Grantor"), and Steven Beck ("Beck"), as trustee of a certain management group of Island Pacific, Inc., a Delaware corporation formerly known as SVI Solutions, Inc. ("IPI"), identified on the attached Exhibit A (the "Optionees"). Exhibit A may be amended from time to time by IPI to reflect changes in the management group.

1.       Recitals

         1.1 Grantor is the holder of shares of common stock ("Common Stock") of IPI and shares of Series A Preferred Stock of IPI (the "Preferred Stock"),
which are convertible into shares of Common Stock in accordance with the Amended and Restated Certificate of Incorporation filed by IPI with the Delaware Secretary of State on July 11, 2003 (the "Certificate of Incorporation");

         1.2 Grantor and IPI desire to provide management incentives to the Optionees for the benefit of Grantor and IPI; and

         1.3 As an inducement to the Optionees, Grantor shall authorize Beck to grant the Optionees from time to time the right to purchase a certain number of shares of the Common Stock and Preferred Stock held by Grantor (collectively, "Option Shares") on the terms and conditions set forth in this Agreement.

2.       Option

         2.1 Grant. The Grantor hereby grants to Beck, as trustee of the Optionees, and or to the Optionees, in such numbers as the Board of Directors of IPI may determine in writing from time to time, during the Term (as defined below) the option (this "Option") to purchase from the Grantor the following Option Shares: (a) 8,000,000 shares of Common Stock held by the Grantor; and
(b) such number of shares of Preferred Stock that are convertible into 17,625,000 shares of Common Stock as of the Grant Date. This Option does not apply to other any capital stock or other securities of IPI beneficially owned by Grantor.

Notwithstanding anything herein to the contrary, none of the Option Shares shall be shares that have been held for a period of less than 12 months by Softline, it being the intention of the parties that the shares that Softline continues to hold (assuming all Options exercised) are the initial shares issued to Softline more than 12 months prior to the Grant Date.

         2.2 Option Price. The price (the "Option Price") for each Option Share shall be Eighty-Cents ($.80) per share of Common Stock represented by such Option Share.

         2.3 Changes in Equity Structure; Recapitalization. If any change is made in the Option Shares such as through a merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, this Option will be appropriately adjusted in the number of shares and price per Option Share.

         2.4 No Stockholder Rights. No Optionee shall have rights as a stockholder with respect to any Option Shares he or she is entitled to purchase under this Option until the date of the issuance of a certificate for the Option Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in this Agreement. This Option and all Option Shares acquired hereunder are subject to IPI's Certificate of Incorporation, as amended, IPI's Bylaws, and the Investor Rights Agreement dated January 1, 2002 between IPI and Softline (the "Investor Rights Agreement"), and any other agreement to which Softline and/or IPI are bound, copies of which Beck acknowledges having received and shall make available to the Optionees.

         2.5 Joinder. Upon the grant or exercise of an Option to or by an Optionee, each Optionee shall execute such instruments reasonably satisfactory to Softline and Beck agreeing to be bound to the terms of this Agreement and confirming the accuracy of the representations and warranties made by Optionee herein.

3.       Exercise

         3.1 Option Term. During the term (the "Term") commencing on the Grant Date and ending on either March 24, 2004 or the date on which an Optionee's Continuous Status (as defined below) is terminated, whichever occurs earliest (the "Expiration Date"), Optionee shall be entitled to exercise all or any part of the Option granted to him or her at any time. For purposes of this paragraph, "Continuous Status" means the full-time employment of Optionee as an officer or director of IPI not interrupted or terminated for any reason whatsoever, whether voluntarily, by the Optionee or IPI, or involuntarily.

         3.2 Expiration of Exercise Rights. In no event shall this Option be exercisable after the Expiration Date.

         3.3 Exercise Procedure. The Option shall be exercised by the giving of written notice to the Grantor in the form attached as Exhibit B, specifying the number and type of Option Shares to be purchased, accompanied by the payment of the aggregate Option Price for the Option Shares being purchased, such payment to be made in any combination of:

                  (a) United States cash currency;

                  (b) a cashier's or certified check to the order of the Grantor; or

                  (c) a personal check acceptable to the Grantor.

         3.4 Legends. Certificates representing Option Shares acquired upon exercise of this Option may contain such legends and transfer restrictions as IPI and/or Softline may deem necessary or desirable to assure the satisfaction of any liability that either or both may or will have incurred for any withholding of federal, state or local income, employment or other taxes, to facilitate compliance by either or both with any federal or state laws or regulations, including, without limitation, legends restricting transfer of the Option Shares until there has been compliance with federal and state securities laws or such other restrictions as may be imposed on the Stock under the terms of this Agreement, IPI's Certificate of Incorporation, as amended, the Certificate of Incorporation, IPI's Bylaws, the Investor Rights Agreement, or any other agreement to which Softline and/or IPI are bound.

4. Representations and Warranties. Optionee represents and warrants to Grantor the following: (a) This Option and the Option Shares are/will be acquired for investment purposes and not with a view to resale or distribution; (b) Optionee qualifies as an "Accredited Investor," as such term is defined in Rule 501(a) of Regulation D under the Act; (c) Optionee has such knowledge and experience in financial, tax, and business matters in order to enable Optionee to use the information made available to Optionee to fully evaluate the risks associated with an investment in the Option Shares, to evaluate the merits and risks of Optionee's prospective investment in the Option Shares, to make an informed investment decision, and to protect Optionee's interests in connection with an investment in the Option Shares; (d) Optionee is a sophisticated investor and has access to information regarding an investment in the Option Shares as would be available if the Option Shares were registered in a registration statement; and (e) Optionee has consulted with a tax advisor with respect to the Option and/or Option Shares, including, without limitation, the applicability of
Section 83 of the Internal Revenue Code and any appropriate filings and/or notices thereunder. Furthermore, Optionee understands some of the Option Shares have not been registered under the Securities Act of 1933 (the "Act") in reliance upon an exemption from registration for non-public, offerings and certain related factors, and such Option Shares may not be sold and must be held indefinitely unless subsequently registered under the Act (and qualified under any applicable state securities laws) or IPI receives the written opinion of counsel acceptable to IPI that an exemption from registration (and qualification) is available.

5. Notices.

         5.1  In   Writing.   All   notices,   demands,   requests,   or  other
communications permitted or required under this Agreement or applicable law shall be in writing.

         5.2 Delivery. All such communications may be served personally or may be sent by registered or certified mail, return receipt requested, postage prepaid and addressed to either Optionee or the Grantor at the addresses appearing beneath the respective party's signature to this Agreement, or at such other address as either party shall have communicated to the other pursuant to this Section. All such communications shall be deemed effectively delivered upon personal service or three (3) days after deposit in the United States Mail.

6. Miscellaneous.

         6.1 Successors and Assigns. This Option may not be transferred by Optionee to any other person or entity and may be exercised only during Optionee's lifetime and only by Optionee; provided, however, that this Option may be transferred to a trust for the benefit of the Optionee or members of his immediate family. Subject to the foregoing limitations, this Agreement shall inure to the benefit of the Grantor and Optionee and their respective successors or assigns.

         6.2 Severability. If any provision or provisions of this Agreement are adjudged to be for any reason unenforceable, illegal or void, the remainder of its provisions shall remain in full force and effect.

         6.3 Integration. This Agreement constitutes the entire understanding of the parties concerning the Option granted hereby. Except as otherwise provided, any changes, modifications, or variations to this Agreement or the Option are invalid unless stated in writing and executed by the Grantor and Optionee.

         6.4 Governing Law. This Agreement and the Option granted hereby shall be governed by the laws of the State of California. Any action to enforce or interpret this Agreement shall be brought in the federal or state courts situated in San Diego County, State of California,

         6.5 Attorneys Fees. If either party brings an action or seeks to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in addition to any other remedy it may be awarded.

         6.6 Counterparts. This Agreement may be executed in counterparts which shall constitute the whole instrument.

         6.7 Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

         6.8 Legal Representation. Each of the parties to this Agreement acknowledges that in connection with the preparation of this Agreement Solomon Ward Seidenwurm & Smith, LLP: (a) represented IPI exclusively in this matter, and SWSS represented neither Softline nor Beck; (b) represents Softline in matters unrelated to IPI, but that Softline was represented in this matter by separate counsel and has waived any conflicts in connection herewith; (c) after execution of this Agreement, IPI may continue to retain SWSS as its legal counsel.

         6.9 Indemnification. Beck shall indemnify Softline against all Claims (as defined below) and all costs, expenses and attorney's fees incurred in the defense of any of such Claims or any action or proceeding brought on any of such Claims, to the extent not covered by any applicable insurance or to the extent of any liability in excess of the policy limits of such insurance. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, losses, costs, expenses, attorney's fees and claims (except to the extent caused by the other party's negligent act, willful misconduct or breach under this Agreement) incurred by Softline arising under Section 16 of the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder. If any action or proceeding is brought against Softline by reason of any such Claims, Beck upon notice from Softline shall defend such action or proceeding at the Softline's sole cost by legal counsel reasonably satisfactory to Softline. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this Paragraph.



                                   SOFTLINE LTD.,
                                   a South African company

                                        /s/ R. Wilkie
                                   By:___________________________________
                                          R. Wilkie
                                   Name:________________________________
                                          C.F.O.
                                   Title:__________________________________
                                          151 Katherine Street
                                   Address:_______________________________
                                           Sandton
                                           _______________________________


                                   /s/ Steve Beck
                                   Steve Beck
                                   60 Bertolet School Road
                                   Spring City, PA 19475